UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2007

GLENROSE INSTRUMENTS INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51645	20-3521719
(State or other jurisdiction of	(Commission file no.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

GlenRose Instruments Inc.
45 First Avenue
Waltham, MA 02451
(Address of principal executive offices)

Registrant’s telephone number, including area code: (781) 622-1120

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01 – ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ITEM 2.03 – CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On December 17, 2007, the Company entered into a short-term Demand Promissory Note with Arvin & Wynona Smith for the principal sum of $500,000. Repayment of principal, together with accrued interest, may be made at any time without penalty. Interest on the Note shall accrue from the date of issuance at the rate of seven and one quarter (7.25%) percent per annum. In the event that any amount payable under the Note is not paid in full when due, the Company shall pay, on demand, interest on such unpaid amount at the rate of twelve (12%) percent per annum.

Mr. Arvin H. Smith is the Chief Executive Officer and a member of the Board of Directors of the Company.

ITEM 5.02 — DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS, COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On December 17, 2007, on the recommendation of the Chairman of the Board, the Board of Directors appointed Dr. William J. Zolner as a member of the Board of Directors to fill an existing vacancy. Dr. Zolner shall hold such position until the next annual meeting of the stockholders of the Company or until his successor shall have been duly elected and qualified.

Dr. Zolner is President of Eagle Analytical Services, Ltd., a subsidiary of Professional Compounding Centers of America. From 1993 to 2003, Dr. Zolner worked in various leadership capacities for Thermo Electron Corporation. From 1997 to 2001 he was President, CEO and Director of Onix Systems Inc., a Thermo Instruments public subsidiary. Prior to 1997, he was President of Thermo Instruments Controls, a wholly owned subsidiary of Thermo Instruments and predecessor of Onix Systems Inc. Dr. Zolner worked for Thermo Electron Corporation from 1971 to 1977 in the environmental instruments division. From 1978 to 1993, he held key management position with divisions of The Bendix Corporation, Combustion Engineering, JWP Inc., and Lear Siegler Measurement Controls. Dr. Zolner received a bachelor’s degree and doctorate in chemical engineering from Northeastern University. Dr. Zolner has no family relationships with any directors or executive officers of the Company.

Dr. Zolner will receive annual cash compensation of $2,000 for his service as a member of the Board of Directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 19, 2007	GLENROSE INSTRUMENTS INC.

	By:	/s/ Anthony S. Loumidis
Anthony S. Loumidis, Chief Financial Officer